Exhibit 10.2

600 TRAVIS, SUITE 1400
HOUSTON, TX 77002
PHONE: (281) 840-4000
FAX: (281) 840-4001

April 18, 2018

Thomas E. Emmons
c/o LINN Energy, Inc.
JP Morgan Chase Tower
600 Travis, Suite 1400
Houston, TX 77002

Re: Remaining Employment with Linn Energy, Inc. and its Affiliates

Dear Thomas:

This letter (this “Separation Agreement”) will confirm our agreement relating to the terms of your remaining employment with Linn Energy, Inc. (“Linn Energy”), Linn Operating LLC (“Linn Operating” and, together with Linn Energy, the “Linn Parties”), and their respective affiliates and successors (collectively, with the Linn Parties, the “Linn Group”). Capitalized terms not defined herein will have the respective meanings ascribed to them in the Employment Agreement by and among you and the Linn Parties, dated as of February 28, 2017 (the “Employment Agreement”).

1.Termination of Employment. Your employment with the Linn Group will automatically terminate upon the effective date of a Spinoff (as defined below) (the “Scheduled Termination Date”). You or Linn Operating may terminate your employment prior to the Scheduled Termination Date pursuant to Section 5 of the Employment Agreement, provided that, in determining whether you have Good Reason to terminate your employment at any time hereafter, the definition contained in Section 5.3(c) shall apply (without regard to the occurrence of a Change of Control), but shall apply without regard to clause (iv) thereof to the extent attributable to the appointment of any new management team to manage any business within the Linn Group. The actual date of termination of your employment, whether on the Scheduled Termination Date or prior thereto pursuant to Section 5 of the Employment Agreement, is hereinafter referred to as the “Termination Date”, and the period from the date hereof through the Termination Date is hereinafter referred to as the “Transition Period”. For purposes hereof, “Spinoff” means any distribution by Linn Energy (or any successor or entity that, after the date of this Separation Agreement, becomes the owner of 100% of Linn Energy) to its stockholders of the equity securities of an entity that conducts, or holds an interest in the entity that conducts, any of the three businesses described under “Strategic Plan to Separate into Three Companies” in Item 1 of Linn Energy’s Form 10-K filed for the year ended December 31, 2017.

2.    Responsibilities during the Transition Period. During the Transition Period, you will continue to perform your duties as required by Section 1.2 of the Employment Agreement, provided that you acknowledge that such duties may include transitioning your authority and responsibilities to any new management team that has been appointed to any business within the Linn Group and cooperating with the Board on the content of any press releases (including any press release in connection with your termination).

3.    Compensation during the Transition Period. During the Transition Period:

(a)    the Linn Parties will continue to pay you your Base Salary pursuant to Section 3.1 of the Employment Agreement;
(b)    you will continue to be entitled to the expense reimbursements and other benefits set forth in Section 4 of the Employment Agreement;
(c)    you will not be entitled to any further bonus compensation pursuant to Section 3.2 of the Employment Agreement or otherwise, provided that, for the avoidance of doubt, the Linn Parties acknowledge that you will be entitled to retain any bonus compensation previously paid to you, including the bonus paid to you on January 12, 2018 in respect of 2017 performance (the payment and/or retention of which will not be used as the basis of any claim or action against you); and
(d)    you will not be entitled to any further long-term incentive compensation awards pursuant to Section 3.3 of the Employment Agreement or otherwise, including, without limitation, pursuant to Section 4.1(c) of the Linn Energy, Inc. 2017 Omnibus Incentive Plan (the “Omnibus Plan”), provided that, for the avoidance of doubt, with respect to the awards previously granted to you under the Omnibus Plan or directly or indirectly under the Linn Energy Holdco LLC Incentive Interest Plan, the Linn Parties acknowledge that you will continue to be eligible to vest in accordance with, and subject to, the terms of such awards. You agree that no “Change in Control” or “Change of Control” or other similar term has occurred through the date of this Agreement for purposes of your Employment Agreement, the Omnibus Plan, any equity award agreements, or any other agreement governing the terms of any equity awards or units held by you (collectively, the “Governing Documents”), and you agree that the Spinoff and any related transactions will not constitute a “Change in Control” or Change of Control” or other similar term under the terms of any of the Governing Documents. You further agree that within 5 business days of the date hereof, you will convert all of your Class A-2 Units of Linn ManagementCo or Linn Energy Holdco LLC you may then own (whether vested or unvested) into shares of Linn Energy common stock in accordance with the “Conversion Procedures” set forth in the Amended and Restated Limited Liability Company Operating Agreement of Linn Energy Holdco LLC, dated as of June 19, 2017 (the “Conversion”).
4.     Compensation and Obligations upon the Termination Date. Your entitlements and obligations upon and following the Termination Date will be determined in accordance with Section 6 and Section 7, respectively, of the Employment Agreement; provided that:

(a)    the automatic termination of your employment on the Scheduled Termination Date will be treated as a termination of employment by you for Good Reason/by Linn Operating without Cause under Section 6.4(a);
(b)    your severance entitlements under Section 6.4 of the Employment Agreement (for which, for the avoidance of doubt, you will be eligible on any termination of your employment following the date hereof other than (i) by Linn Operating for Cause, (ii) by you without Good Reason, or (iii) by reason of your death and Disability, and which are subject to your execution and non-revocation of the Release (as defined below) within sixty (60) days of termination of your employment) will be determined pursuant to Section 6.4(a) of the Employment Agreement; provided that you are not waiving your entitlements, if any, pursuant to Section 6.4(b) of the Employment Agreement should a Change of Control occur (other than by reason of the Spinoff) on or before the Termination Date or within the six (6)-month period immediately following the Termination Date (provided that, for the avoidance of doubt, if the Change of Control occurs after the Termination Date, you would only be to entitled to any payments and benefits provided under Section 6.4(b) of the Employment Agreement which are in excess of the payments and benefits provided under Section 6.4(a) of the Employment Agreement);
(c)    the release that is required pursuant to Section 6.4(d)(i) of the Employment Agreement shall be substantially in the form attached hereto as Exhibit A (the “Release”);
(d)    the Restrictive Covenants set forth in Section 7 of the Employment Agreement, including the non-solicit obligations of Section 7.4(a) of the Employment Agreement, shall continue to apply following the Termination Date as set forth in the Employment Agreement, unless, and only to the extent, at your request, the Board consents in writing, such consent to be provided or withheld in its sole and absolute discretion, to the waiver of any obligation contained therein; and for the avoidance of doubt, where applicable, the Restrictive Covenants shall be those that apply other than following a Change of Control Termination (as defined in the Employment Agreement); and
(e)    by providing written notice to the Board prior to the date of the Spinoff, you will have the right, but not the obligation, to sell a portion of your vested shares of Linn Energy (including any Converted Shares (as defined below) and RSU Shares (as defined below) which will become vested under Section 6.4 of the Employment Agreement following your execution and non-revocation of the Release (the “Vesting Shares”)) to the Linn Parties, with the number of shares sold hereunder not to exceed the number of shares (adjusted for stock splits etc.) equal to two-thirds of the aggregate of the following: (i) any shares of Linn Energy you own as of the date of this Separation Agreement, (ii) any shares of Linn Energy you receive upon the conversion of any Class A-2 Units, as described in paragraph 3(d) above (“Converted Shares”), and (iii) any shares of Linn Energy underlying any then outstanding restricted stock units granted to you under the Omnibus Plan (“RSU Shares”), in the case of each of (ii) or (iii), whether or not vested, and if you provide such notice, the Linn Parties will purchase such shares immediately prior to the Spinoff and will promptly make a payment to you equal to the value of such shares, which value will be determined without applying discounts and will be based on the volume weighted average trading price of Linn Energy common stock for the 10 consecutive trading days immediately preceding the earlier of (A) the date of the Spinoff and (B) the date on which Linn Energy common stock first trades ex-dividend, with such payment made less any applicable withholding taxes; provided that this paragraph 4(e) shall not apply if, following the Termination Date and prior to the date of the Spinoff, you sell a number of shares of Linn Energy that exceeds the number of shares (adjusted for stock splits etc.) that became vested by reason of Section 6.4(a)(v) of the Employment Agreement. Notwithstanding the foregoing, with respect to any payment under this paragraph 4(e) which is in respect of any Vesting Shares (the “Vesting Share Payment”), such Vesting Share Payment will be made on the first business day following the date on which the Release is effective and all periods for revocation have expired (provided that if the 60 day period following the Termination Date spans two calendar years, the Vesting Share Payment will be made on the later of (x) the first business day in the later calendar year and (y) the first business day following the date on which the Release is effective and all periods for revocation have expired), and if the Release is not executed with all periods for revocation having expired within the time period set forth in Section 6.4(d) of the Employment Agreement, you will forfeit any right to the Vesting Share Payment.
5.    Miscellaneous.
(a)    Except as modified herein, the Employment Agreement will remain in full force and effect in accordance with its terms, as will any other agreement in effect between you and any member of the Linn Group.
(b)    Each of the provisions of Section 8 of the Employment Agreement are incorporated by reference and treated as if they were contained herein; provided that (i) for purposes of incorporating Section 8.1 of the Employment Agreement, in connection with the Spinoff, the Linn Parties agree, and will cause the entities that are separated in connection with the Spinoff to agree, to be jointly and severally liable with respect to all obligations to you hereunder, and (ii) for purposes of incorporating Section 8.6 of the Employment Agreement, the Linn Parties agree that, (x) as currently contemplated, the Spinoff is not intended to constitute a change in ownership or control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and, accordingly, unless the Linn Parties’ auditors find that such a position lacks reasonable support, the Linn Parties will cause each member of the Linn Group not to report on a Form W-2 or withhold any taxes pursuant to Section 4999 of the Code with respect to any payments or benefits under this Separation Agreement or the Employment Agreement, and (y) unless the Linn Parties’ auditors find that such a position lacks reasonable support, the Linn Parties will cause each member of the Linn Group not to report on a Form W-2 or withhold any taxes with respect to the Conversion.
(c)    Subject to your execution and non-revocation of the Release in accordance with the terms of this Separation Agreement, if, subsequent to the Conversion, you receive notice from the Internal Revenue Service or any other taxing authority asserting that, as a result of the Conversion, an amount is required to be included in your income for the taxable year of the date of grant of the Class B Units or Class A-2 Units, and such amount is attributable to the grant of the Class B Units or Class A-2 Units (the "IRS Notice"), you shall (i) give written notice to Linn Energy (or its successor) within 30 days following receipt of such IRS Notice and (ii) permit Linn Energy (or its successor), at Linn Energy’s (or its successor’s) expense, to engage counsel to contest and control that aspect of any resulting audit or proceedings to resolve the issue. If, upon final adjudication and assessment of the matters described in the IRS Notice, you are required to pay any taxes with respect to the taxable year of the date of grant of the Class B Units or Class A-2 Units as a result of the Conversion and such taxes are attributable to the grant of the Class B Units or Class A-2 Units, Linn Energy (or its successor) shall pay to you a cash lump sum amount equal to the excess, if any, of (x) any federal, state and local income taxes and any employment taxes payable by you thereon, and any interest or penalties payable by you thereon, over (y) the excess of (I) the amount of any federal, state or local taxes you would have owed in the taxable year in which the Conversion occurs had no taxes been paid as a result of the matter described in this Section 5(c) over (II) the amount of taxes actually owed by you for the taxable year in which the Conversion occurs, and Linn Energy (or its successor) shall fully gross you up for any taxes which result from Linn Energy’s (or its successor’s) payment to you under this Section 5(c).

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If the terms of this Separation Agreement are acceptable to you, please sign, date and return it to me by April 19, 2018. At the time that you sign it, this Separation Agreement shall take effect as a legally binding agreement between you and the Linn Parties on the basis set forth above.

Sincerely,

Linn Energy, Inc.

	By:	/s/ Mark E. Ellis
Mark E. Ellis
President and Chief Executive Officer

Linn Operating, LLC

	By:	/s/ Mark E. Ellis
Mark E. Ellis
President and Chief Executive Officer

Accepted and agreed:

Signature:	/s/ Thomas E. Emmons
Thomas E. Emmons
Date:	April 18, 2018

Exhibit A

RELEASE

I, Thomas E. Emmons, in consideration of the relevant payments and benefits (the “Release Payments”) due to me under Section 6.4(a) of the Employment Agreement by and among me, Linn Energy, Inc. and Linn Operating LLC (individually and collectively, the “Company”), dated as of February 28, 2017, (the “Employment Agreement”) as modified by the Separation Agreement between the Company and me, dated April 18, 2018 (the “Separation Agreement”), hereby agree as follows:
1. Release of Claims. I irrevocably and unconditionally release, acquit and discharge the Company and its officers, directors, employees and agents, and all of its affiliates, successors and assigns, and all of their officers, directors, employees and agents (collectively, the “Releasees”) from any and all claims or causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever which I have ever had, now have or may have against the Releasees, in law, admiralty or equity, whether known or unknown to me, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by me, including without limitation, any claim arising out of or related to my employment or termination of such employment. I hereby waive any and all rights I may have, directly or indirectly, now or at any time in the future of any nature, with respect to any claim, charge, or lawsuit, arising out of my employment and termination of employment up and through the date of the execution of this Release, including for purposes of obtaining any monetary award, reinstatement of employment or for any equitable relief. I acknowledge that this Release includes, but is not limited to, all claims arising under federal, state or local laws prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company’s right to terminate its employees including any common law and/or breach of contract, whistleblower, tort, or retaliation claims and all claims related to payment of compensation. This Release also specifically encompasses, without limitation, all claims of employment discrimination based on race, color, religion, sex, and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), all claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967, as amended, the Older Worker Benefit Protection Act ("ADEA"), all claims under the Employee Retirement Income Security Act (“ERISA”), all claims under the Family and Medical Leave Act (“FMLA”), all claims under the Fair Credit Reporting Act, all claims under the National Labor Relations Act, and all claims of employment discrimination under the Americans with Disabilities Act (“ADA”) under any law of the state of Texas, including all claims but not limited to, the Texas Commission on Human Rights Act, (TCHRA”), The Texas Payday Act, and any other applicable federal, state or local laws concerning my employment. I agree not to file any claim, charge or cause of action whatsoever against the Releasees concerning actions occurring during employment whether or not of an employment related matter. Notwithstanding the foregoing, I expressly do not waive any claims I may have (i) to enforce my rights to receive severance under Section 6.4(a) of the Employment Agreement or my rights under Sections 4 and 5 of the Separation Agreement; (ii) to indemnification that I may have against any of the

Releasees in connection with my service to the Company and its affiliates through the date of my termination of employment; or (iii) related to any coverage that I may have under any directors and officers liability insurance policy maintained by the Company or its affiliates.
2.     Period to Consider/Revoke Release. I acknowledge that I have been advised to consult with an attorney before executing this Release, and I understand that I have a period of up to 21 days from my receipt of this Release to review and consider this Release. I acknowledge that I may not sign this Release before the date that my employment with the Company terminates. I further understand that once I have signed this Release, I may revoke it at any time during the 7 days following (and not including) the date of its execution by delivering a written notice of revocation to the Company, attention General Counsel. I further understand that if I fail to execute and return this Release to the Company, attention General Counsel, prior to the expiration of such 21-day period, or if I revoke my execution of the Release during such 7-day period, I will be required to repay the Release Payments as provided for under the Separation Agreement. I specifically acknowledge that $100 of the Release Payments are consideration for my waiver of any right I may have to bring a claim with respect to a violation of ADEA.
3.     Subject to Sections 7.1(a) and (b) of the Employment Agreement, I agree that I will not make any negative, disparaging, detrimental or derogatory remarks or public statements (written, oral, telephonic, electronic, or by any other method) about the Releasees that could be reasonably expected to adversely affect in any manner (i) the conduct of the Company’s or any of its affiliates’ or successors’ businesses or (ii) the business reputation or relationships of the Company or any of its affiliates or successors and/or any of their past or present officers, directors, agents, employees, attorneys, and assigns.
4.     I agree that I remain subject to all covenants and obligations as set forth in Section 7 of the Employment Agreement, unless, and only to the extent, the Board of Directors of Linn Energy, Inc. (or its successor) (the “Board”), at my request, consents in writing, such consent to be provided or withheld in its sole and absolute discretion, to the waiver of any obligation contained therein.
5.     I agree that, for the 12-month period immediately following my termination, I will, (i) provide reasonable cooperation in connection with (A) any legal action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during my employment with the Company (“Claims”), (B) the Spinoff (as defined in the Separation Agreement), (C) the transition of my duties to any successor, and (D) respond and provide information with regard to matters in which I have knowledge as a result of my employment with the Company, and (ii) make myself available to answer questions or to assist with any reasonable request made by any member of the Board; provided, in each case, that if I am required to provide any material assistance in connection with the foregoing, the Company will pay me at a rate of $500 per hour for such assistance. I agree to promptly inform the Company if I become aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. I also agree to promptly inform the Company (to the extent that I am legally permitted to do so) if I am asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from me (other than in connection with any litigation or other proceeding in which I am a party-in-opposition) with respect to matters I believe in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving such Claims, I shall not communicate with anyone (other than my attorneys and tax and/or financial advisors and except to the extent that I determine in good faith is necessary in connection with the performance of my duties for the Company) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates, without giving prior written notice to the Company or the Company’s counsel.
6.     If and to the extent a court of competent jurisdiction shall determine any part or portion of this Release to be invalid or unenforceable, the same shall not affect the remainder of the Release, which shall be given full effect without regard to the invalid part or portion.
7.     This Release will be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law thereof.

I ACKNOWLEDGE THAT I HAVE READ THIS RELEASE AND I UNDERSTAND AND ACCEPT ITS TERMS.

NOT TO BE EXECUTED PRIOR TO THE LAST DAY OF EMPLOYMENT.

Thomas E. Emmons	Date